As filed with the Securities and Exchange Commission on June 22, 2022.

Registration Nos. 333‑213610
333-239186
333-255379
333-263881

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

Post-Effective Amendment No. 1 to Registration Statement on

Form S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

PANBELA THERAPEUTICS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	88-2805017
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

712 Vista Blvd #305 Waconia, MN	55387
(Address of Principal Executive Offices)	(Zip Code)

Panbela Therapeutics, Inc. 2016 Omnibus Incentive Plan

Panbela Therapeutics, Inc. 2011 Stock Option Plan

Cancer Prevention Pharmaceutical, Inc. 2010 Equity Incentive Plan

(Full Titles of the Plans)

Susan Horvath Chief Financial Officer Panbela Therapeutics, Inc. 712 Vista Blvd #305 Waconia, MN 55387 (Name and Address of Agent for Service)

Telephone number, including area code, of agent for service: (952) 479-1196

Copies to:

W. Morgan Burns

Joshua L. Colburn

Faegre Drinker Biddle & Reath LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402‑3901

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non‑accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐
Non‑accelerated Filer ☑	Smaller Reporting Company ☑
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PANBELA THERAPEUTICS, INC.

STATEMENT PURSUANT TO GENERAL INSTRUCTION E
TO FORM S-8 “REGISTRATION OF ADDITIONAL SECURITIES”

EXPLANATORY NOTE

Effective June 15, 2022, Panbela Research, Inc. (formerly known as Panbela Therapeutics, Inc., the “Predecessor”) completed a corporate reorganization (the “Holding Company Reorganization”) pursuant to which the Predecessor became a direct, wholly-owned subsidiary of a new public holding company, Panbela Therapeutics, Inc. (formerly known as Canary Merger Holdings, Inc., “Panbela”). The merger resulting in the Holding Company Reorganization was completed pursuant to the terms of an agreement and plan of merger, dated as of February 21, 2022 (the “Merger Agreement”), by and among Panbela, Cancer Prevention Pharmaceuticals, Inc. (“Cancer Prevention”) and the Predecessor, among others.

As a result of the closing under the Merger Agreement, Panbela assumed all rights and obligations with respect to the Predecessor’s equity incentive plans, (i) the Panbela Therapeutics, Inc. 2011 Stock Option Plan (the “2011 Plan”) and (ii) the Panbela Research 2016 Omnibus Incentive Plan (the “2016 Plan”), and all outstanding awards thereunder. Panbela also assumed all remaining rights and obligations with respect to Cancer Prevention’s 2010 Equity Incentive Plan (together with the 2011 Plan and 2016 Plan, the “Assumed Plans”), through the issuance of replacement options.

Panbela is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement (the “Post-Effective Amendment”) to deregister certain securities originally registered by the Predecessor pursuant to Registration Statements (collectively, the “Prior Registration Statements”) on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on September 13, 2016 (file no. 333-213610), June 15, 2020 (file no. 333-239186), April 20, 2021 (file no. 333-255379), and March 28, 2022 (file no. 333-263881). As a result of the Holding Company Reorganization, the Predecessor terminated all offers and sales of its securities registered for issuance on the Registration Statements that remained unsold thereunder as of June 15, 2022 (“Common Stock”).

Contemporaneously with the filing of this Post-Effective Amendment, Panbela is filing a new Registration statement on Form S-8 to register the shares of Common Stock available for offer or sale pursuant to the Assumed Plans.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on June 22, 2022.

PANBELA THERAPEUTICS, INC.

By:	/s/ Jennifer K. Simpson
Name: Jennifer K. Simpson
Title: President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Jennifer K. Simpson and Susan Horvath, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, with full power of each to act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement filed herewith and any and all amendments to said Registration Statement (including post-effective amendments), and file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities indicated on June 22, 2022:

Signature	Title

/s/ Jennifer K. Simpson	President and Chief Executive Officer
Jennifer K. Simpson	(principal executive officer)

/s/ Susan Horvath	Vice President of Finance, Chief Financial Officer, Treasurer and Secretary
Susan Horvath	(principal financial and accounting officer)

/s/ Michael T. Cullen	Chair of the Board and Director
Michael T. Cullen

/s/ Daniel J. Donovan	Director
Daniel J. Donovan

/s/ Arthur J. Fratamico	Director
Arthur J. Fratamico

/s/ Jeffrey E. Jacob	Director
Jeffrey E. Jacob

/s/ Jeffrey S. Mathiesen	Director
Jeffrey S. Mathiesen

/s/ D. Robert Schemel	Director
D. Robert Schemel